Exhibit 99.2

CBL & ASSOCIATES PROPERTIES, INC.
CONFERENCE CALL, FOURTH QUARTER
FEBRUARY 9, 2006 @ 10:00 AM EDT

Stephen:
Thank you and good morning. We appreciate your participation in the CBL & Associates Properties Inc., conference call to discuss fourth-quarter and year-end 2005 results. Joining me today is John Foy, the Company's Chief Financial Officer and Katie Reinsmidt, Director of Investor Relations who will begin by reading our Safe Harbor disclosure.

Katie:

This conference call contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. During our discussion today, references made to per share are adjusted to account for the 2-for1 stock split of the Company's common stock and based upon a fully diluted converted share. Also, references made to community centers are only those that are wholly owned or owned in partnerships by CBL & Associates Properties, Inc. We direct you to the Company's various filings with the Securities and Exchange Commission including, without limitation, the Company's Annual Report on Form 10-K and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included therein for a discussion of such risks and uncertainties.

A transcript of today's comments including the earnings release and additional supplemental schedules will be furnished to the SEC on Form 8-K and will be available on our website. This call will also be available for replay on the Internet through a link on our website at cblproperties.com. This conference call is the property of CBL & Associates Properties, Inc. Any redistribution, retransmission or rebroadcast of this call without the express written consent of CBL is strictly prohibited.

During this conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. A description of each non-GAAP measure and a reconciliation of each non-GAAP financial measure to the comparable GAAP financial measure will be included in the earnings release on the Form 8-K.

Stephen:

Thank you, Katie.

In 2005, our focus and hard work paid off, allowing CBL to post another year of strong results. Through our investing activities we focused on creating and enhancing value in our properties. This value flowed through to our shareholders in the form of a 12.6% dividend increase and a one-time nine-cent special dividend. Our success in the year was the result of a number of factors:
o We achieved strong internal growth through occupancy gains and rental rate increases.
o We completed over $1.0 billion of value-added acquisitions and joint ventures that provide both near-term and long-term growth potential.
o We opened a near record 2.5 million square feet of new developments and completed the timely and profitable sale of our Australian joint venture.

Although we are proud of our accomplishments in 2005, we have already set our sights on achieving another year of strong growth in 2006. We realize that our performance over the years has only set the bar higher for future results and our goals and targets are focused on continuing this growth. We are committed to maintaining our proactive approach and building on our past accomplishments.


DEVELOPMENT:
------------
2005 was a phenomenal year for CBL on the development front. We invested over $280.0 million in approximately 2.5 million square feet of new and redevelopment projects which opened in the year. Major developments included our first California property, Imperial Valley Mall in El Centro, CA; Phase I of Gulf Coast Town Center in Ft. Myers, FL, our joint venture development with the Richard E. Jacobs Group; Southaven Town Center located near Memphis, TN in Southaven, MS - which opened 100% leased and committed; as well as a number of other exciting projects.

Going forward, we have announced over 1.6 million square feet of new developments and redevelopments scheduled to open in 2006, comprising a total investment of approximately $220 million. In addition, we have already announced nearly 1.9 million square feet of projects opening in 2007 and beyond and expect to announce additional projects in the coming months.

In November, we celebrated both the Grand Opening of the 440,000 square foot Phase One and the ground breaking for Phase Two of Gulf Coast Town Center, in Ft. Myers, FL. Once completed, this development will feature a total of 1.7 million square feet of retail and restaurants. Phase Two contains approximately 740,000 square feet and includes the regions first Bass Pro Shop, as well as

JCPenney, Belk, Borders, Best Buy, Ross Dress For Less, with more tenant announcements to follow. Early in 2007, we will open a 156,000 square foot Costco with approximately 50,000 square feet of additional shops and restaurants following later that year.

High Point Commons, our 297,000 square foot shopping center development in Harrisburg, PA is a 50/50 joint venture with High Real Estate Group of Lancaster, PA. The community center will feature Target and JCPenney as well as approximately 73,000 square feet of shop space. The project is scheduled to open in October 2006.

In Stillwater, OK, we began construction on a 207,000 square foot community center, which will be anchored by Belk, Ross Dress for Less, Linens N' Things, and two additional junior anchor stores. The center will offer shoppers over 70,000 square feet of shop space and is scheduled to open in October 2006.

Also under construction isThe Plaza at Fayette Mall, a 190,000 square foot associated center adjacent to Fayette Mall in Lexington, KY. Phase One of the project will include a 59,000 square foot 16-screen Cinemark Theater, approximately 14,000 square feet of small shop space and several restaurants. This project is expected to open in Summer 2006. Construction for Phase Two, comprising 117,000 square feet, will commence later this year.

At our recently opened Southaven Towne Center, located just South of Memphis in Southaven, MS, we will open a 159,000 square foot Dillard's in March, followed by a 59,000 square foot Gordmans in April and a 15,000 square foot Books-A-Million later this year.

We have announced several projects opening in 2007 and 2008, including The Shoppes at St. Clair Square in Fairview Heights, IL, where construction commenced in the fourth quarter. This 75,000 square foot associated center will be located next to the 1.1 million square foot St. Clair Square Mall and will open with retailers such as Barnes & Noble, Ann Taylor LOFT, Aveda, Chico's, Coldwater Creek, J. Jill, Joseph A. Banks, Talbots, and other exciting stores. The development is approximately 70% leased and committed and is scheduled to open in Spring 2007.

Sitework has commenced for Alamance Crossing, an 870,000 square foot open-air center located in Burlington, NC. This development will feature six anchors and approximately 190,000 square feet of small shops and is scheduled to open in 2007.

In 2008, we plan to open another open-air project. The 700,000 square foot Pearland Town Center will be located near Houston in Pearland, TX. This center will feature Dillard's and Macy's, several junior anchors and approximately

300,000 square feet of small shop space. This project will also include office, entertainment, hotel, and multi-family components.

We have always placed a great deal of importance on keeping our malls fresh and up-to-date. In keeping with this, we recently announced a total of eight mall renovations to be completed in 2006. Including the previously announced renovation of CoolSprings Galleria in Nashville, TN, Chapel Hill Mall in Akron, OH; Harford Mall in Bel Air, MD; Honey Creek Mall in Terre Haute, IN; Madison Square in Huntsville, AL; Northpark Mall in Joplin, MO; Park Plaza in Little Rock, AR; and Wausau Center in Wausau, WI. Total renovation costs are estimated at $69.2 million. CoolSprings Galleria's renovation will be completed in May with the other malls finishing their upgrades this fall.

LEASING:
--------
For 2005 we signed approximately 2.7 million square feet of leases in our operating portfolio, including 1.1 million square feet of new leases and 1.6 million square feet of renewal leases. This compares with 2.5 million square feet completed in 2004, of which 1.0 million square feet were new leases and 1.5 million square feet were renewals. In addition to the leasing completed in our operating portfolio, we also completed approximately 1.8 million square feet of leasing on development projects in 2005. This compares with approximately 1.6 million square feet of leasing on development projects in 2004.

We disclose spreads in two different ways: total leasing and comparable space leasing. Both are for leases on shop space of 20,000 square feet and less.

For total leasing, we achieved an average increase of 9.3% over the average base rent per square foot of expiring leases in the year.

For comparable space leasing, we achieved an average increase of 6.5% over the average base rent per square foot in the prior leases.

As a result of some of the comments we received from our analyst survey, we have implemented some changes to leasing information included in our supplemental package. We have removed the extraneous information while still providing a complete picture of our leasing activity.

Maintaining high occupancy in our malls as well as the right mix of goods and services is very important in creating an inviting and exciting environment for our mall customers. In some cases retaining certain tenants in order to enhance the tenant mix is as important as growth in rental rates and as such can impact the renewal spreads in the short term. In our new leases we have been able to achieve substantial double-digit increases, which we believe is indicative of the strength of our malls.

Total portfolio occupancy at year-end 2005 increased 50 bps to 94.5% from 94.0% at the end of 2004. Stabilized mall occupancy at the end of 2005 was 94.7%, a 30 basis point increase over the close of 2004. Occupancy in the associated centers increased 240 basis points to 94.1% at year-end.

BANKRUPTCY UPDATE:
------------------
ICSC recently noted in their Retail Real Estate Business Conditions that store-closing announcements in 2005 were down 33% from the prior year making 2005 the lowest level since ICSC began compiling the data. This rang true in our portfolio as well. For 2005, 23 stores closed due to bankruptcy, representing 97,000 square feet and $1.1 million in annual base rent.

Unfortunately, 2006 has started off with a number of significant bankruptcy filings. In January, Musicland filed for Chapter 11 bankruptcy protection. We currently have 53 Suncoast Motion Picture and Sam Goody stores comprising 179,000 square feet and $4.0 million in annual base rent. Musicland recently announced that they would be closing a number of stores and a Court approved list was issued. In our portfolio there were 21 stores comprising 81,400 square feet and $1.8 million in annual base rents included on the list. Three stores included on the list had lease expirations as of the end of January. As the Musicland filing does not come as a complete surprise to us, our leasing teams have been working for several months to find replacement tenants and have lined up retailers to take several locations.

G+G Retail, the owner and operator of Rave, recently filed for bankruptcy protection. We currently have 42 Rave locations totaling 101,000 square feet and representing $2.3 million in annual base rent. Wet Seal and BCBG have announced that they are interested in acquiring the retailer. Wet Seal has done a great job of turning their company around and we view the possible acquisition by either retailer favorably.

Although they did not file for bankruptcy protection, Retail Brand Alliance has closed their Casual Corner and Petite Sophisticate stores. We have 26 locations comprising 147,000 square feet and representing $3.4 million in annual base rent.

RETAIL SALES
------------
Holiday sales were healthy this season. Same store sales for 2005 for mall tenants 10,000 square feet or less in stabilized malls increased 4.1% over the prior year to an average of $331 per square foot. A number of our malls along the Gulf Coast benefited from increased demand resulting from the aftermath of the hurricanes.

Occupancy costs, as a percent of sales, were 11.8% for 2005, compared with 12.0% in 2004.

I will now turn the call over to John for our financial review.

JOHN:
-----
Thank you, Stephen.


ACQUISITIONS:
-------------
As Stephen noted earlier, in 2005 we completed the acquisition and joint venture of seven malls totaling over $1.0 billion including approximately $780.0 million completed in the fourth quarter. As the acquisition environment has become more challenging, our strategy is to continue to maintain our focus on acquiring properties that are dominant in their markets and offer significant long-term growth potential. With the number of opportunities available to us in our existing portfolio of dominant mall properties, we believe we will be able to continue to garner significant growth through expansion and redevelopment.

Oak Park Mall in Overland Park, KS, is a prime illustration of the potential available within our existing portfolio. The recent acquisition of Oak Park not only broadens our retailer base, but also presents a number of opportunities for additional near-term growth through new leasing, specialty leasing and sponsorships, as well as long-term growth through redevelopment and expansion.

STOCK REPURCHASE PLAN:
----------------------
In December, we completed our previously announced stock repurchase plan. In total, we have repurchased 1,371,034 shares at an average cost of $40.11 per share. We have retired these shares.

FINANCIAL REVIEW:
-----------------
During the fourth quarter 2005, FFO per share increased 6.0% to $0.89 per share from $0.84 per share in the prior year period. For 2005, FFO per share increased 23.2% to $3.34 from $2.71 in the prior year period. As previously announced, we recorded a one-time charge of $5.2 million or $0.045 per share of FFO in prepayment penalties and write-off of unamortized deferred financing costs in the fourth quarter, as a result of favorable refinancing activity. Additionally, FFO per share for the year included approximately $30.0 million or $0.26 per share in one-time gains and fee income resulting from the recent transaction with Galileo America, LLC. Excluding the prepayment penalty and the gains from Galileo, FFO per share for 2005 would have increased 15.3% over the prior year period. In 2005, excluding the prepayment penalty, 31% of the increase in FFO was attributable to internal sources and 69% from external sources.

Additional highlights for the quarter and year included:

o    Same center NOI increased 3.1% for the quarter, and 5.8% for the year.

o For the year, G&A represented approximately 4.3% of total revenues, compared with 4.5% in the prior year period.

o Our cost recovery ratio was 103.2% for 2005 compared with 102.1% in the prior year period.

o Our debt-to-total market capitalization ratio was 47.8% at the close of 2005 compared with 42.4% at the close of the prior year period. Variable rate debt represented approximately 11.5% of the total market capitalization at year-end and 24.0% of total debt.

o Our EBITDA to interest coverage ratio at the end of 2005 was 2.87 times, compared with 2.85 times for the prior year period.

o Outparcel sales were $0.01 in the quarter compared with $0.01 in the prior year period and $0.11 for 2005 as compared with $0.03 for the prior year period.

o Gains on sales of non-operating properties were $0.00 in the fourth quarter and $0.03 in the year, compared with $0.02 and $0.04, respectively, in the prior year periods.

Please note that we have reclassified certain prior period amounts in our consolidated financial statements of operations to present marketing fund revenues and expenses on a gross basis in accordance with Emerging Issues Task Force Issue No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent. As a result, the following amounts in our consolidated statements of operations have changed from the previously reported amounts for the three months and year ended December 31, 2004: tenant reimbursements have increased by $9.5 million and $27.3 million, respectively, other revenues have decreased by $0.8 million and $3.1 million, respectively, and property operating expenses have increased by $8.7 million and $24.2 million, respectively. This reclassification did not change our previously reported amounts of net income available to common shareholders and funds from operations.

GUIDANCE UPDATE:
----------------
As indicated in our press release, we are providing an initial guidance range for 2006 FFO per share of $3.28 to $3.33 per share, which excludes the impact of any future unannounced acquisitions, lease termination fee income, gains on sales of outparcels, and gains on sales of non-operating properties. We expect 2006 same property NOI growth to be in the range of 2.5% to 3.5%.

CONCLUSION:
-----------
As we hear talk of a cutback in consumer spending and the effect that will have on malls, we would like to reiterate our continued confidence in our dominant mall strategy. Over the years, we have been extremely selective in choosing to acquire or build properties that are the foremost retail facility in a defined trade-area. In addition, we look for markets that are healthy, growing and boast a diverse employment base. Our properties are often in state capitals, university towns, or are a regional hub for healthcare and other services. They are well insulated from the boom or bust phenomenon created by the swings in the economy. Over the years, through various stages of economic health, our strategy has consistently been proven right and as a result we have been able to provide our shareholders with impressive growth. Despite this track record of success, there are still a few skeptics that continue to insist that our markets and properties are more susceptible to decline during an economic downturn. We have found that this simply isn't true. Our properties are an embedded and vital part of the communities they serve.

We would like to invite everyone to join us for a tour of three of our market dominant properties on April 4th in Raleigh, North Carolina. We will be visiting Cary Town Center, Cross Creek Mall, and Triangle Town Center. Following the tour we will host a dinner featuring guest speaker, Bill Wilson, EVP of real estate and store planning for Belk Department Stores. We hope you all will have the opportunity to participate.


Thank you again for joining us today, we appreciate your continued support and would now be happy to answer any questions you may have.